UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)       October 28, 2008

THE PENN TRAFFIC COMPANY
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)
0-8858	25-0716800
(Commission File Number)	(I.R.S. Employer Identification No.)

1200 State Fair Boulevard Syracuse, New York	13221-4737
(Address of principal executive offices)	(Zip Code)

(315) 453-7284
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On October 28, 2008, The Penn Traffic Company (the “Company”) entered into a non-prosecution agreement (the “Agreement”) with the U.S. Attorney’s Office for the Northern District of New York (the “USAO”).

Under the Agreement, subject to the conditions specified therein, the USAO has agreed not to prosecute the Company for any crimes committed by its employees between 2001 and 2004 relating to the matters that were the subject of the USAO’s previously announced investigation of, among other things, the Company’s accounting policies, practices and related conduct.

The USAO’s obligations under the Agreement are subject to a number of conditions, including the Company’s

•	acceptance of responsibility for the conduct of its employees between 2001 and 2004;

•

adoption of the remedial measures required under, and compliance with the terms of, the previously announced settlement of the Securities and Exchange Commission’s investigation of the Company, including its compliance with specified federal securities laws; and

•	provision of full cooperation to the USAO and Federal Bureau of Investigation with respect to their ongoing investigations through the conclusion of any and all related criminal trials.

If the USAO determines that the Company has deliberately given false, incomplete or misleading information under the Agreement, or if the Company commits a crime or otherwise knowingly, intentionally and materially violates any provision of the Agreement, then the Company may be subject to prosecution for any federal criminal violation of which the USAO has knowledge, including any federal criminal violation relating to the matters subject to the USAO’s investigation. The Company agreed that any such prosecutions that are not time-barred by the applicable statue of limitations on the date of the Agreement may be commenced against the Company notwithstanding the expiration of the statute of limitations after the date of the Agreement.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which will be filed with the Company’s periodic report with regard to the current fiscal quarter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENN TRAFFIC COMPANY
By:	/s/ Daniel J. Mahoney
Name: Daniel J. Mahoney Title: SVP, General Counsel

Dated:  October 31, 2008

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